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Exhibit 21:    Subsidiaries of the Registrant

As of December 31, 2014, the following subsidiaries1 of the Company were included in its consolidated financial statements:

Cornerstone Title Company
RH Insurance Company, Inc.
RH of Indiana, LP
RH of Texas, LP
RMC Mortgage Corporation
Ryland Homes Nevada, LLC
Ryland Homes of Arizona, Inc.
Ryland Homes of California, Inc.
Ryland Mortgage Company

Certain subsidiaries have been omitted from this list. These subsidiaries do not constitute a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.

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  Exhibit 21: Subsidiaries of the Registrant